Exhibit 10.11
CONTRACT FOR ELECTRIC SERVICE
Between
PERENNIAL PUBLIC POWER DISTRICT
And
ADVANCED BIOENERGY, LLC

CONTRACT FOR ELECTRIC SERVICE
This CONTRACT is entered into this 25th day of April, 2006, between Perennial Public Power District, a public corporation and political subdivision of the State of Nebraska (Perennial), and Advanced BioEnergy, LLC, a Delaware limited liability company (ABE), each sometimes hereinafter referred to singularly as “Party” and collectively as the “Parties”. Perennial hereby agrees to sell and deliver to ABE and ABE agrees to purchase and receive from Perennial all of the electric power and energy needed at the ABE ethanol production facility located in Section 36, Township 8 North, Range 3 West in Fillmore County, Nebraska.
IN CONSIDERATION of the terms hereinafter contained, IT IS AGREED:
1.	SERVICE TO PREMISES
A.	Perennial shall install, own and maintain the subtransmission line and substation facilities needed for permanent electric service. Service hereunder shall be considered to be firm and shall be three-phase, alternating current, at sixty hertz and 12,470 volts. The Point of Delivery shall be at the point of attachments of the ABE owned distribution circuits coming out of the substation.

According to the foregoing description of the characteristics of service, it is hereby understood that two transformers will be installed by Perennial in the substation, and each shall have a base rating of 7.5 MVA. The Parties also agree that the maximum capacity to be reserved and furnished to ABE is 7,500 kW per transformer, for a total capacity of 15,000 kW.

B.	ABE shall not use the electric power and energy furnished hereunder as an auxiliary or supplement to any other sources of purchased power and shall not sell, transfer or assign electric power and energy purchased hereunder. However, nothing contained in this contract prevents ABE from participating in Perennial’s Energy Curtailment Program, or purchasing other power products from Perennial that become available from time to time. Monetary credits and/or charges for such products shall be made

1

in accordance with the rate schedules established for the programs in which ABE chooses to participate.

C.	Perennial is willing to install the required electric service facilities to ABE with a Contribution-in-Aid-of-Construction from ABE, in an amount in which the actual cost of construction exceeds Perennial’s Allowable Investment Limit (AIL) of $812,394. The cost of construction shall include, but is not limited to the cost of labor, materials, transportation, overheads and right-of-way clearing. The Contribution-in-Aid-of-Construction shall be paid by ABE as follows:
•	$650,000 prior to placing the order for the substation transformers.

•	The balance of the costs (estimated at $598,000) upon the completion of the construction of all facilities.
D.	Duly authorized representatives of Perennial shall be permitted to enter ABE’s premises at all reasonable times in order to maintain the facilities used to provide service to ABE. In exercising its rights hereunder, Perennial shall follow ABE’s requirement for notifying ABE of such entry, and Perennial shall not unreasonably interfere with ABE’s operations. ABE agrees to grant Perennial all easement(s) reasonably necessary for Perennial to perform under the Contract if Perennial’s facilities are on property owned by ABE.
2.	SECURITY REQUIREMENT

For security of monthly power and energy bills, ABE shall provide a prepayment equal to two month’s estimated revenue. The prepayment will not accrue interest and is only refundable in the event that ABE discontinues operations, at which time the prepayment would be applied to the final bill.

In lieu of a prepayment, ABE may provide one of the following:
•	A Surety Bond approved by Perennial’s legal counsel.

•	An Irrevocable Letter of Credit from ABE’s bank equal to two month’s estimated revenue. ABE is required to maintain such Letter of Credit for a period of three (3) years from the date of the initial billing of power and energy. However, if ABE’s account becomes delinquent during the three year period, ABE shall extend such Letter of Credit for a period of three (3) years from the date of the last delinquency.

•	Any other type of security arrangement approved by Perennial.
3.	TERM

This Contract shall become effective on the date first above written and shall remain in effect for a term of five (5) years from the initial billing period and will be renewed automatically thereafter on an annual basis unless terminated by either party giving to the other 12 months written notice.

4.	PAYMENT

ABE shall pay monthly charges to Perennial for service hereunder at the rates and upon the terms and conditions set forth in the rate schedule attached hereto and made a part of this Contract. The Parties expressly understand that Perennial’s rate schedule may change upon approval of Perennial’s governing board.

Perennial shall pass through and ABE shall pay any applicable taxes levied on transactions thereunder, except to the extent ABE provides Perennial with documentation acceptable to Perennial in its sole judgment establishing that ABE is exempt from the obligation to pay all or any portion of taxes that Perennial is required to collect pursuant to law.

5.	LIMITATION OF LIABILITY

Perennial shall use reasonable diligence to provide a constant and uninterrupted supply of electric power and energy hereunder. Perennial does not guarantee that service will be free from, and Perennial shall not be liable for, interruptions, surges, voltage fluctuations or disturbances.

In no event shall Perennial be liable under any provision of this Contract for special, incidental, or consequential damages, including but not limited to, loss of profits, loss of revenue, loss of use of any property, cost of capital, cost of purchased power, cost of substitute equipment, facilities or services, downtime costs, or claims of ABE for such damages, even if Perennial is expressly informed of the same.

6.	INDEMNIFICATION

Each party agrees to and shall defend, indemnify and hold harmless the other party, or its representatives, agents, or employees from and against all claims, demands, suits, actions, payments and judgments which arise out of or relate to this Contract and caused solely by the negligent act or omission, willful misconduct, or other fault of any nature of the indemnifying party, its representatives, agents, or employees.

7.	UNCONTROLLABLE FORCES

Perennial shall not be liable for loss or damage from any failure to perform any of its contractual obligations specified under this Contract because of Uncontrollable Forces, which are circumstances beyond Perennial’s control, or because an emergency situation arises which affects Perennial’s ability to provide services to ABE under this Contract, and Perennial shall be temporarily relieved of its obligations under this Contract, and shall have a reasonable period of time after termination of the Uncontrollable Force or emergency situation to resume performance.

8.	ASSIGNMENT OF CONTRACT

This Contract shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the respective Parties hereto, but no voluntary assignment of the Contract by ABE shall be made without the prior written consent of Perennial.

9.	SEVERABILITY

If any provision of this Contract is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

10.	GOVERNING LAW

This Contract is deemed to have been effectively entered into in the State of Nebraska and it shall be interpreted and controlled by the laws of said State. The Parties agree that any action arising out of or related to this Contract brought by ABE against Perennial shall be brought only in the federal or state courts in the State of Nebraska.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their duly authorized representatives, as of the effective date hereof.

PERENNIAL PUBLIC POWER DISTRICT

ATTEST:	By:	/s/ Dean L. Due

/s/ Herman P. Hirshfield	Title:	President

ADVANCED BIOENERGY, LLC

ATTEST:	By:	/s/ Revis L. Stephenson III

/s/ Donald Gales	Title	: Chairman, CEO